Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217034

Prospectus supplement

(to prospectus dated March 30, 2017)

2,767,356 Common Units, Each Consisting of One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

1,862,274 Pre-funded Units, Each Consisting of a Pre-funded Warrant to Purchase One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

We are offering 2,767,356 common units (each a “Common Unit”), each Common Unit consisting of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $5.40 per share of common stock (each a “Warrant”). Each Warrant will be exercisable immediately and will expire five years from the date of issuance.

We are also offering 1,862,274 Pre-funded Units to those purchasers whose purchase of Common Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each a “Pre-funded Unit”) in lieu of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Unit will consist of a prefunded warrant to purchase one share of our common stock at an exercise price of $0.01 per share (each a “Pre-funded Warrant”) and a Warrant. The purchase price of each Pre-funded Unit is equal to the price per Common Unit being sold to the public in this offering, minus $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full.

Common Units and Pre-funded Units will not be issued or certificated. The shares of common stock or Pre-funded Warrants, as the case may be, and the Warrants included in the Common Units or the Pre-funded Units, can only be purchased together in this offering, but the securities contained in the Common Units or Pre-funded Units will be issued separately and will be immediately separable upon issuance.

Our common stock is listed on The Nasdaq Global Market under the symbol “ALT.” On October 5, 2018, the last reported sale price of our common stock on The Nasdaq Global Market was $7.24 per share.

There is no established public trading market for the Warrants or the Pre-funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-funded Warrants will be limited.

We have retained Roth Capital Partners, LLC (“Roth”) to act as placement agent in connection with this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the units we are offering.

Investing in our securities involves a high degree of risk, including that the trading price of our common stock has been subject to extreme volatility and investors in this offering may not be able to sell their common stock above the actual offering price or at all. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Per Pre- funded Unit	Total
Public offering price	$5.40	$5.39	$24,981,379
Placement agent fees(1)	$0.3780	$0.3773	$1,748,697
Proceeds to us, before expenses	$5.0220	$5.0127	$23,232,683

(1)	See “Plan of Distribution” beginning on page S-17 of this prospectus supplement for additional information regarding the compensation payable to the placement agent.

Delivery of the securities offered hereby is expected to be made on or about October 10, 2018, subject to the satisfaction of certain conditions.

Placement Agent

Roth Capital Partners

Prospectus Supplement dated October 8, 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date specified in the relevant agreement. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the additional information in the documents to which we have referred you in the sections of this prospectus supplement and in the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Information by Reference.”

We and the placement agent are offering to sell, and seeking offers to buy, shares of common Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “ALTIMMUNE,” the “Company” and similar designations refer to Altimmune, Inc.

S-ii

This prospectus supplement and the accompanying prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information included under the heading “Risk Factors” in this prospectus supplement beginning on page S-8, the information included under the heading “Risk Factors” in the accompanying prospectus beginning on page 4, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, which is described under “Where You Can Find More Information” and “Incorporation of Information by Reference,” and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Company Overview

We are a clinical stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of diseases. Our most advanced product candidate is NasoVAX, an intranasally administered recombinant influenza vaccine that uses an adenovector to achieve expression of the influenza antigen in the target cell, thereby potentially stimulating a broader and more rapid immune response than traditional influenza vaccines. We recently completed our first Phase 2 study for NasoVAX. Initial data, released in March 2018, indicated that NasoVAX was well tolerated at all doses tested. Additionally, the achievement of 100% seroprotection at two of the three dose levels studied sets it apart from other intranasally administered vaccines. Strong T-cell responses were observed at the highest dose. This combination of antibody andT-cell responses provides the potential for preventing infection and shedding of the flu virus. Subjects were followed for an additional six months after vaccination to assess durability of the antibody response. These new NasoVAX data, released in September 2018, demonstrate (a) a durable, dose dependent protective immune response, (b) significant mucosal immune response one month after vaccination compared to both placebo and Fluzone (a licensed injected influenza vaccine), and (c) a clean safety profile. We expect to continue the development of the NasoVAX product candidate in an additional Phase 2 trial in 2019.

We are also developing two government funded assets, NasoShield and SparVax-L. NasoShield is an anthrax vaccine designed to provide rapid, stable protection after a single intranasal administration. In a head-to-head comparison with the existing approved anthrax vaccine in a gold-standard animal model, a single dose of NasoShield showed complete protection from inhalation anthrax and was non-inferior to multiple doses of the existing approved anthrax vaccine while providing for a more rapid and stable immune response. We have developed the product candidate with the support of the Biomedical Advanced Research and Development Authority (“BARDA”), and with their continued financial and contractual support, we launched a Phase 1 trial with NasoShield in first quarter of 2018. The purpose of the Phase 1 study was to assess the safety and immunogenicity of a single intranasal dose of NasoShield at four dose cohort levels. An additional cohort received a repeated dose of NasoShield at Day 21. Based on initial data from the single-dose cohorts, NasoShield was safe and well-tolerated with no serious adverse events. The study also showed limited immunogenicity, possibly indicating that like other anthrax vaccines, NasoShield may require more than one dose.

With the support of the National Institutes of Allergy and Infectious Diseases (“NIAID”), we are developing, SparVax-L, a recombinant protein-based anthrax vaccine designed to require fewer doses and have a longer shelf life than the only currently licensed anthrax vaccine. We have demonstrated a significant improvement in shelf life (two years at room temperature and six years at refrigerated temperatures) with a lyophilized formulation. Recent preclinical experiments have shown it to be 100% protective with a two-dose regimen (administered on study Days 0 and 14 days) with higher protective (toxin neutralizing) antibodies than the currently licensed vaccine administered under the same schedule. We are seeking additional government funding to continue to move this program forward.

HepTcell, an immunotherapy for patients chronically infected with HBV, has recently completed a Phase 1 trial in the United Kingdom and South Korea. While generally well tolerated, the initial immunogenicity results from this trial in patients with chronic HBV were inconclusive and the Company is awaiting six-month follow up results that will be available in the fourth quarter of 2018, to determine whether to continue with further development of HepTcell, including any further clinical trials.

Recent Developments

Reverse Stock Split

As reported in our Current Report on Form 8-K filed on May 18, 2018, on May 17, 2018, we received notification from the Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC indicating that our common stock was subject to potential delisting from The Nasdaq Global Market because, for a period of thirty (30) consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 5550(a)(2). The notification had no immediate effect on the listing or trading of our common stock on the Nasdaq Capital Market. Nasdaq stated in its letter that in accordance with the Nasdaq Listing Rules we had been provided an initial period of 180 calendar days, or until November 13, 2018, to regain compliance. On September 13, 2018 we amended our Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio 1-for-30 (the “Reverse Stock Split”). The Reverse Stock Split was effective on September 13, 2018, and our shares of common stock commenced trading on Nasdaq on a post-Reverse Stock Split basis on September 14, 2018. On September 28, 2018, we received notice from Nasdaq that the closing bid price of our common stock had been at $1.00 per share for more than ten consecutive business days and, accordingly, we had regained compliance with the Nasdaq Listing Rules.

Unless otherwise noted, all share and per share numbers in this prospectus supplement, including the number of shares issuable upon the exercise of outstanding options and warrants, shares reserved under incentive plans, exercise prices of outstanding options and warrants, and the per share amount of the special one time cash dividend of PharmAthene, Inc. are reflected on a post-reverse share split basis for all periods presented. As of October 5, 2018, we had 4,120,588 shares of common stock outstanding after giving effect to the Reverse Stock Split.

Exchange Agreements

On June 22, 2018 we entered into exchange agreements with certain holders of our Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) and warrants (“Existing Warrants”) pursuant to which, we (i) issued an aggregate of 85,356 shares of common stock, (ii) issued convertible notes (the “Exchange Notes”) with an aggregate principal value of $1,500,000, which are initially convertible into up to 73,529 shares of our common stock upon the default by the Company, subject to adjustment under certain circumstances in accordance with the terms of the Exchange Notes, and (iii) paid $1,100,000 in aggregate cash consideration, all in exchange for Existing Warrants to purchase 53,125 shares of common stock. We refer to these transactions as the “First Exchange”.

On July 11, 2018, we entered into exchange agreements with certain holders of our Series B Preferred Stock and Existing Warrants pursuant to which we (i) issued an aggregate of 32,124 shares of common stock and (ii) paid $22,241 in cash, in exchange for all of the outstanding shares of our Series B Preferred Stock. We issued an additional 145,038 shares of common stock in exchange for Existing Warrants to purchase 22,523 shares of common stock. We refer to these transactions as the “Second Exchange” and together with the First Exchange as the “Exchanges”.

BARDA Amendment

BARDA has modified its existing contract with us by adding $2.5 million to the $21.6 million base contract ($24.1 million total for the modified base contract) and extending the performance period through November 2019. The increase in funding is intended to allow vaccine characterization including key formulation parameters and batch consistency. In addition, we will assay clinical samples from its ongoing Phase 1 clinical trial for a mucosal immune response and compare different methods of intranasal administration of the vaccine in preclinical models.

The NasoShield program is funded through a contract with BARDA (HHSO100201600008C), which runs through September 2021 and, if all options are exercised, an additional $105 million is expected to provide funding through the end of Phase 2 development. Immunogenicity data for the two-dose cohort is expected to be available in the fourth quarter of this year.

Registered Direct Offering

On September 24, 2018, we sold an aggregate of 286,633 shares of our common stock at a purchase price of $17.02 per share to certain institutional investors in a registered direct offering (the “Registered Direct Offering”). The net proceeds of the Registered Direct Offering were approximately $4.3 million, after deducting placement agent fees and estimated offering expenses payable by us.

Unit Offering

On October 2, 2018, we sold a combined total of 2,400,000 common units and pre-funded units in an underwritten public offering (the “Unit Offering”). Each common unit in the Offering was sold at a public offering price of $5.00 and consisted of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $6.00. Each warrant sold in the Unit Offering is exercisable immediately and expires five years from the date of issuance. Each pre-funded unit in the Unit Offering was sold at a public offering price of $4.99 and consisted of a pre-funded warrant to purchase one share of our common stock at an exercise price of $0.01 per share and a warrant. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The net proceeds of the Unit Offering were approximately $10.1 million, after deducting the underwriting discount and estimated offering expenses payable by us.

Merger with PharmAthene

Our business is the result of a merger between PharmAthene, Inc. (“PharmAthene”) and the business previously known as Altimmune, Inc. (“Private Altimmune”). In May of 2017, Private Altimmune merged with PharmAthene pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated January 18, 2017, among Private Altimmune, PharmAthene, its wholly owned acquisition subsidiaries Mustang Merger Sub Corp I Inc. (“Merger Sub Corp”) and Mustang Merger Sub II LLC (“Merger Sub LLC”). Pursuant to the Merger Agreement, Merger Sub LLC agreed to acquire 100% of the outstanding capital stock of Private Altimmune in a reverse triangular merger and reorganization pursuant to section 368(a) of the Internal Revenue Code of 1986, as amended (the “Mergers”). Prior to the Mergers, PharmAthene was a publicly traded biodefense company engaged in Phase 2 clinical trials in developing a next generation anthrax vaccine.

On May 4, 2017, Private Altimmune and PharmAthene closed the Mergers in accordance with the terms of the Merger Agreement. Upon the closing of the Mergers, (i) Merger Sub Corp merged with and into Private Altimmune, with Private Altimmune remaining as the surviving corporation; (ii) Private Altimmune then merged with and into Merger Sub LLC, with Merger Sub LLC (renamed as “Altimmune LLC”) remaining as the surviving entity; and (iii) PharmAthene was renamed as “Altimmune, Inc.” Upon closing of the Mergers, all equity instruments of Private Altimmune were exchanged for corresponding equity instruments of PharmAthene. Except where the context indicates otherwise, references to “we,” “us,” “our,” “Altimmune” or the “Company” refer, for periods prior to the completion of the Mergers, to Private Altimmune and its subsidiaries, and for periods following the completion of the Mergers to the combined company and its subsidiaries.

Corporate information

We were incorporated in Delaware in April 2005 and subsequently changed our name to Altimmune, Inc. in May 2017 upon the completion of the Merger. Our principal executive offices are located at 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878, and its telephone number is (240) 654-1450. Our Internet website is www.altimmune.com and our investor relations website is located under the “Investors” tab. The information on, or that can be accessed through, our website is not part of this prospectus supplement, and you should not rely on any such information in making the decision whether to purchase our common stock.

THE OFFERING

Common Units offered by us	We are offering 2,767,356 Common Units at a public offering price of $5.40 per Common Unit. Each Common Unit will consist of one share of our common stock and a warrant to purchase one share of our common stock at an exercise price of $5.40 per share (each a “Warrant”).

Pre-funded Units offered by us	We are also offering 1,862,274 Pre-funded Units to those purchasers whose purchase of Common Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each a “Prefunded Unit”) in lieu of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Unit will consist of a pre-funded warrant to purchase one share of our common stock at an exercise price of $0.01 per share (each a “Prefunded Warrant”) and a Warrant. The purchase price of each Pre-funded Unit is equal to the price per Common Unit being sold to the public in this offering, minus $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until all of the Prefunded Warrants are exercised in full. This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of the Pre-funded Warrants.

Warrants offered by us	Warrants to purchase up to 4,629,630 shares of our common stock. Each Warrant included in the Common Units and Pre-funded Units will have an exercise price of $5.40 per share of common stock, will be immediately exercisable and will be exercisable for five years from the date of issuance. This prospectus also relates to the offering of the shares of our common stock issuable upon exercise of the Warrants.

Common stock to be outstanding immediately before this offering	4,120,588 shares

Common stock to be outstanding immediately after this offering	8,750,218 shares, assuming all of the Pre-funded Warrants issued in this offering are exercised and assuming that none of the Warrants issued in this offering are exercised.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $22.9 million, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for the continued advancement of development activities for our clinical-stage product pipeline, general corporate purposes, and strategic growth opportunities. See “Use of Proceeds.”

Risk factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 for a discussion of some of the factors you should carefully consider before deciding to invest in our securities.

Nasdaq Global Market symbol	Our common stock currently trades on The Nasdaq Global Market under the symbol “ALT.” There is no established public trading market for the Warrants or the Pre-funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants and the Pre-funded Warrants will be limited.

The number of shares of common stock to be outstanding immediately after this offering is based on 4,120,588 shares of common stock outstanding as of October 5, 2018 and excludes, as of that date, the following:

•	42,313 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $94.54 per share;

•	2,714,897 shares of common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $6.09 per share; and

•	44,830 shares of common stock reserved and available for issuance under our equity compensation plans.

Unless otherwise indicated:

•	all historical shares and per share information included in this prospectus supplement have been retroactively adjusted to reflect the closing of the Mergers and the Reverse Stock Split; and

•	all information in this prospectus supplement assumes no exercise of the Warrants being offered in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data for the years ended December 31, 2016 and 2017 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. We have derived the consolidated statement of operations data for the year ended December 31, 2015 and the consolidated balance sheet data as of December 31, 2015 from our audited consolidated financial statements that are not included or incorporated by reference into this prospectus. The summary consolidated financial data as of June 30, 2018 and for the six months ended June 30, 2017 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in our opinion, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such consolidated financial data. You should read this data together with our consolidated financial statements and related notes included elsewhere in, and incorporated by reference into, this prospectus. Our historical results are not necessarily indicative of our future results, and are not necessarily indicative of the results that may be expected for any interim periods, or any future year or period. All share and per share amounts in the table below have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

	Six Months ended June 30,	Six Months ended June 30,	Year Ended December 31,
	2018	2017	2017	2016	2015
Statements of operations data:
Revenue	$5,108,121	$3,337,544	$10,738,322	$3,236,175	$4,654,468

Operating expenses:
Research and development	10,665,890	8,040,851	18,406,329	7,221,460	5,063,650
General and administrative	5,381,917	3,825,026	8,457,557	7,106,378	6,178,829
Goodwill impairment	490,676	—	35,919,695	—	—

Total operating expenses	16,538,483	11,865,877	62,783,581	14,327,838	11,242,479

Loss from operations	(11,430,362)	(8,528,333)	(52,045,259)	(11,091,663)	(6,588,011)
Other (expense) income, net	(3,370,749)	(154,540)	(18,506)	4,851	(60,891)

Net loss before income tax benefit	(14,801,111)	(8,682,873)	(52,063,765)	(11,086,812)	(6,648,902)
Income tax benefit	2,488,731	993,709	5,638,375	—	—

Net loss	(12,312,380)	(7,689,164)	$(46,425,390)	$(11,086,812)	$(6,648,902)
Preferred stock accretion and dividends	(2,591,414)	(163,069)	(4,930,010)	(368,548)	(138,555)

Net loss attributed to common stockholders	$(14,903,794)	$(7,852,233)	$(51,355,400)	$(11,455,360)	$(6,787,457)

Weighted-average common shares outstanding, basic and diluted	812,034	319,881	426,837	230,384	191,987

Net loss per share, basic and diluted	$(18.35)	$(24.55)	$(120.32)	$(49.72)	$(35.35)

	June 30,	December 31,
	2018	2017	2016	2015
Balance sheet data:
Cash, cash equivalents, and restricted cash	$4,762,419	$12,303,639	$2,876,113	$4,638,711
Working capital	4,799,252	19,626,166	(983,633)	1,820,260
Total assets	52,102,330	63,030,200	38,400,335	48,588,750
Total long-term liabilities	8,715,554	10,512,909	722,289	1,099,991
Redeemable convertible preferred stock	510,083	9,281,767	—	—
Total stockholders’ equity	35,809,989	39,395,823	32,207,323	43,134,633

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under the sections captioned “Risk Factors” contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2018 and our Annual Report on Form 10-K for the year ended December 31, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to this Offering

The trading price of our common stock has been volatile with substantial price fluctuations on heavy volume, which could result in substantial losses for purchasers of our common stock and existing stockholders.

Our stock price has been and in the future may be subject to substantial volatility. The volatility of our stock price has increased since we effected the Reverse Stock Split. Since our common stock began trading on a post-Reverse Stock Split based on September 14, 2018, our stock has traded in a range with a low of $4.07 and a high of $36.25.

The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. While we believe that some of the volatility may be explained by the Reverse Stock Split, there is no guarantee that this volatility will not continue. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

•	announcements relating to development, regulatory approvals or commercialization of our product candidates or those of competitors;

•	results of clinical trials of our product candidates or those of our competitors;

•	announcements by us or our competitors of significant strategic partnerships or collaborations or terminations of such arrangements;

•	actual or anticipated variations in our operating results;

•	changes in financial estimates by us or by any securities analysts who might cover our stock;

•	conditions or trends in our industry;

•	changes in laws or other regulatory actions affecting us or our industry;

•	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	capital commitments;

•	investors’ general perception of our company and our business;

•	disputes concerning our intellectual property or other proprietary rights;

•	recruitment or departure of key personnel; and

•	sales of our common stock, including sales by our directors and officers or specific stockholders.

In the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The public offering prices of the Common Units and the Pre-funded Units are substantially higher than the pro forma net tangible book value per share of our common stock after giving effect to the Registered Direct Offering, the Unit Offering and the Second Exchange. Therefore, if you purchase securities in this offering, you will pay an effective price per share of common stock you acquire that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Assuming the exercise of all Pre-funded Warrants sold in this offering, that no value is attributed to the Warrants, and that such Warrants are classified as and accounted for as equity, you will experience immediate dilution of $1.14 per share, representing the difference between the public offering prices set forth on the cover of this prospectus and our pro forma as adjusted net tangible book value per share after giving effect to this offering. In addition, if previously issued warrants and options to acquire common stock are exercised at prices below the public offering prices or the Warrants are accounted for as liabilities, you will experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Future sales and issuances of our common stock or rights to purchase common stock could result in substantial dilution to the percentage ownership of our stockholders.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell common stock or other securities convertible into or exchanged for our common stock in one or more transactions, and in a manner we determine from time to time and at prices that may not be the same as the price per share paid by other investors, and dilution to our stockholders could result. On October 2, 2018, we sold a combined total of 2,400,000 common units and pre-funded units in the Unit Offering. Holders of our common stock experienced substantial dilution immediately after the consummation of the Unit Offering.

A default on our convertible notes could require us to issue additional shares of our common stock, which could result in significant dilution to our stockholders and an adverse effect on the market price of our common stock.

In connection with the First Exchange agreements, we issued convertible notes (the “Exchange Notes”) with an aggregate principal value of $1,500,000. The Exchange Notes are convertible into up to 73,529 shares of common stock at the option of the holder on the maturity date, based on a conversion price assuming conversion of the Exchange Notes on the date the First Exchange agreements were signed. Additionally, the Exchange Notes are convertible in the event of a default, at which time the balance of the Exchange Notes increases by 112% and is convertible at a share price equal to the lower of $20.40 per share or 75% of the weighted average price of our common stock during the twenty consecutive trading day period immediately preceding the event of default. Accordingly, if we were to default under the terms of the Exchange Notes we could be required to issue a significant number of shares of common stock to satisfy our obligations, resulting in substantial dilution to the holders of our common stock. Further, the sale of a significant amount of these shares of common stock in the open market or the perception that these sales may occur could adversely affect prevailing market prices of our common stock, including causing the market price of our common stock to decline or become increasingly volatile.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

There is no public market for the Pre-funded Warrants or the Warrants to purchase shares of our common stock being offered in this offering.

There is no established public trading market for the Pre-funded Warrants or the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants or the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-funded Warrants and the Warrants will be limited.

Holders of the Pre-funded Warrants and the Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-funded Warrants or Warrants and acquire our common stock.

Until holders of the Pre-funded Warrants or the Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the Pre-funded Warrants and the Warrants. Upon exercise of Pre-funded Warrants and the Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrants may not have any value.

The Warrants will have an exercise price equal to $5.40 per share and will expire on the fifth anniversary of their issuance date. In the event our common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

The concentration of the ownership of our common stock may limit the ability of other stockholders of the Company to influence corporate matters.

Based on information filed with the SEC, the executive officers, directors, five percent or greater stockholders, and their respective affiliated entities beneficially own, in the aggregate, approximately 10% of our outstanding common stock (after giving effect to the maximum ownership limits in our outstanding warrants). As a result, these stockholders, acting together, may have control over matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

We can give no assurances that we will ever again pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

Other than for the PharmAthene board of directors’ declaration of a special one-time cash dividend of $873 per share of PharmAthene common stock paid on February 3, 2017, neither Private Altimmune nor

PharmAthene has ever paid any dividends on our common stock. While subject to periodic review, our current policy is to retain all earnings, if any, primarily to finance our future growth or ability to consummate strategic transactions, such as a merger or other business combination. We make no assurances that we will ever pay future dividends, cash or otherwise. Whether we pay any dividends in the future will depend on our financial condition, results of operations, and other factors that we will consider. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain, and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the information we incorporate by reference are forward-looking statements. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to statements about:

•	the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of our product candidates;

•	funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under our agreement with BARDA, or our contract with NIAID;

•	our ability to satisfy certain technical milestones under our contracts with BARDA and NIAID that would entitle us to receive additional funding over the period of the agreement;

•	the preservation of our net operating loss carryforwards;

•	the impact of the Tax Cuts and Jobs Act passed into law in December of 2017;

•	delays caused by third parties challenging government contracts awarded to us;

•	potential payments under government contracts or grants;

•	potential future government contracts or grant awards;

•	potential regulatory approvals;

•	potential consummation of future strategic partnerships or business combinations;

•	future product advancements;

•	anticipated financial or operational results;

•	our ability to obtain additional capital resources;

•	unforeseen safety and efficacy issues;

•	breaches of data privacy, or disruptions in our information technology systems; and

•	our ability to continue to satisfy the listing requirements of The Nasdaq Global Market.

In some cases, you can identify forward-looking statements by terms such “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus supplement and in our SEC filings.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. You should not place undue reliance on these statements. Forward-looking statements speak only as of the date of the document containing the applicable statement. We do not undertake any obligation to publicly update any forward-looking statements.

USE OF PROCEEDS

We expect that the net proceeds of this offering will be approximately $22.9 million, assuming the full exercise of the Pre-funded Warrants sold in this offering, after deducting placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any from the exercise of the Warrants sold in this offering. We intend to use the net proceeds from this offering for the continued advancement of development activities for our clinical-stage product pipeline, general corporate purposes, and strategic growth opportunities.

The amount and timing of these expenditures will depend on a number of factors, including the progress of our research and development efforts, the progress of any partnering efforts, technological advances and the competitive environment for our product candidates. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments, or will hold the proceeds in interest bearing or non-interest bearing bank accounts.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the public offering price paid by the purchasers of the Common Units and Pre-funded Units sold in this offering exceeds the pro forma as adjusted net tangible book value per share of common stock after giving effect to the offering, assuming the exercise of such Pre-funded Warrants included within the Pre-funded Units and no exercise of the Warrants offered hereby, that no value is attributed to such Warrants and that such Warrants are classified as and accounted for as equity. Net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets), less total liabilities, by the number of shares of our common stock outstanding. All share and per share amounts in this section have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented. Our net tangible book value as of June 30, 2018 was approximately $(2.0) million, or approximately $(1.63) per share of common stock.

After giving effect to (i) the sale of 286,633 shares of our common stock in the Registered Direct Offering for estimated net proceeds of $4.3 million, (ii) the issuance of 177,162 shares of our common stock under the Second Exchange that relieved a warrant liability valued at $2.0 million as of June 30, 2018, and (iii) the issuance of 775,000 Common Units and 1,625,000 Pre-funded Units in the Unit Offering for estimated net proceeds of $10.1 million, our pro forma net tangible book value as of June 30, 2018 was approximately $14.4 million or approximately $3.51 per share of common stock. The assumptions utilized in the Unit Offering conform to the assumptions used for this offering.

After giving further effect to the sale of 2,767,356 Common Units in this offering at a public offering price of $5.40 per Common Unit, a sale of 1,862,274 Pre-funded Units at a public offering price of $5.39, the exercise of such Pre-funded Warrants included within the Pre-funded Units and no exercise of the Warrants offered hereby, that no value is attributed to such Warrants and that such Warrants are classified as and accounted for as equity, and after deducting placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2018 would have been approximately $37.3 million, or approximately $4.26 per share of common stock. This represents an immediate increase in our pro forma as adjusted net tangible book value of $0.75 per share to our existing stockholders and an immediate dilution of $1.14 per share to investors participating in this offering. The following table illustrates this dilution on a per share basis:

Public offering price(1)		$5.40
Net tangible book value per share as of June 30, 2018	$(1.63)
Increase in net tangible book value per share attributable to the Registered Direct Offering, Second Exchange and the Unit Offering	$5.14
Increase per share attributable to investors purchasing our common stock in this offering	$0.75
As adjusted net tangible book value per share after giving effect to this offering		$4.26
Dilution in net tangible book value per share to investors purchasing our common stock in this offering		$1.14

(1)	Assumes the exercise of the Pre-funded Warrants sold in this offering at an exercise price of $0.01 per Pre-funded Warrant.

The foregoing discussion and table are based on 1,245,466 shares of common stock outstanding at June 30, 2018 (after giving retroactive effect to the Reverse Stock Split) and excludes as of such date the following:

•	53,846 shares of our common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $120.90 per share;

•	25,211 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $82.50 per share; and

•	38,809 shares of our common stock reserved and available for issuance under our equity compensation plans.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of some of the terms of our securities, our organizational documents and Delaware law. The descriptions in this prospectus supplement and the accompanying prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of our capital stock in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.0001 per share, and 1,000,000 shares of our preferred stock, par value $0.0001 per share, all of which preferred stock is undesignated.

Common Stock

Dividend Rights. Holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine, subject to preferences that may apply to shares of preferred stock outstanding at the time.

Conversion or Redemption Rights. Our common stock will be neither convertible nor redeemable.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board of Directors determines the specific rights attached to that preferred stock.

We have no present plans to issue any additional shares of preferred stock.

Warrants

As of October 5, 2018, warrants to purchase an aggregate of 2,714,897 shares of our common stock at a weighted-average exercise price of $6.09 per share were outstanding. We are offering both Warrants and Pre-funded Warrants in this offering. See “Description of Securities We are Offering.”

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Except as described above, stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Removal of Directors. Our bylaws provide that our directors may be removed only for cause by the affirmative vote of a majority of the voting power of our outstanding shares of capital stock, voting together as a single class.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws does not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common Stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Our bylaws provide that, subject to limited exceptions, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the Board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004-1561.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “ALT.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 2,767,356 Common Units, at a public offering price of $5.40. Each Common Unit will consist of one share of our common stock and one Warrant. We are also offering to those purchasers, if any, whose purchase of Common Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-funded Units in lieu of Common Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, each Pre-funded Unit consisting of one Pre-Funded Warrant and one Warrant. We are offering 1,862,274 Pre-funded Units. Common Units and Pre-funded Units will not be issued or certificated. The shares of common stock or Pre-funded Warrants, as the case may be, and the Warrants included in the Common Units or the Pre-funded Units, can only be purchased together in this offering, but the securities contained in the Common Units or Pre-funded Units will be issued separately and will be immediately separable upon issuance. We are also registering the shares of common stock included in the Common Units and the shares of common stock issuable from time to time upon exercise of the Pre-funded Warrants included in Pre-funded Units and Warrants included in the Common Units and the Pre-funded Units offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants included in the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. Prospective investors should carefully review the terms and provisions of the form of Prefunded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

Duration and Exercise Price

Each Pre-funded Warrant offered hereby will have an initial exercise price per share equal to $0.01. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Pre-funded Warrants will be issued separately from the accompanying Warrants included in the Pre-funded Units.

Exercisability

The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of a Pre-funded Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. Purchasers of Pre-funded Units in this offering may also elect prior to the issuance of the Prefunded Units to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If, at the time a holder exercises its Pre-funded Warrants, a registration statement registering the issuance of the shares of common stock underlying the Pre-funded Warrants under the Securities Act of 1933, as amended, or the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-funded Warrants.

Transferability

Subject to applicable laws, a Pre-funded Warrant may be transferred at the option of the holder upon surrender of the Pre-funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-funded Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Trading Market

There is no trading market available for the Pre-funded Warrants on any securities exchange or nationally recognized trading system. The common stock issuable upon exercise of the Pre-funded Warrants is currently listed on the Nasdaq Global Market.

Right as a Stockholder

Except as otherwise provided in the Pre-funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Prefunded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of at least 50% of our outstanding common stock, or any person or group becoming the beneficial owner of at least 50% of the voting power represented by our outstanding common stock, the successor entity will assume the Pre-funded Warrant, unless the fundamental transaction is an all-cash sale, in which case we or the successor entity may purchase the Pre-funded Warrants according to a formula set forth in the Pre-funded Warrants based on a Black-Scholes option pricing model (the “Option Value”).

Warrants for Common Stock

The following summary of certain terms and provisions of the Warrants included in the Common Units and the Pre-funded Units that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant included in the Common Units and the Pre-funded Units offered hereby will have an initial exercise price of $5.40 per share. The Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Warrants will be issued separately from the common stock included in the Common Units, or the Pre-funded Warrants included in the Pre-funded Units, as the case may be. A Warrant to purchase one share of our common stock will be included in each Common Unit or Pre-funded Unit purchased in this offering.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants in this offering may also elect prior to the issuance of Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. The common stock issuable upon exercise of the Warrants is currently listed on The Nasdaq Global Market.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of at least 50% of our outstanding common stock, or any person or group becoming the beneficial owner of at least 50% of the voting power represented by our outstanding common stock, the successor entity will assume the Warrant, unless (i) the fundamental transaction is an all-cash sale, in which case we or the successor entity may purchase the Warrants according to a formula set forth in the Warrants based on the Option Value, or (ii) the holder of the Warrant elects to receive the Option Value of such Warrant. If the fundamental transaction was not within our control, the holders of the Warrants will be entitled only to receive the same kind and amount of consideration that is being offered and paid to the holders of our common stock in connection with the fundamental transaction, at the Option Value of the unexercised portion of the Warrant.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, PRE-FUNDED WARRANTS AND WARRANTS

The following discussion is a summary of the material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below and, together “Holders”) of the purchase, ownership and disposition of our common stock, Warrants and Pre-funded Warrants. This does not purport to be a complete analysis of all potential tax effects to Holders of purchasing, owning or disposing our common stock, Warrants or Pre-funded Warrants. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not included in this discussion, and Holders should consult their own tax advisors as to these matters. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take or that a court will not uphold a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock, Warrants and Pre-funded Warrants.

This discussion is limited to Holders that hold our common stock, Warrants and Pre-funded Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances. In addition, it does not address consequences relevant to Holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts, regulated investment companies, and other entities treated as conduits for U.S. federal income tax purposes;

•	brokers, dealers or traders in securities;

•	Holders who are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations and governmental organizations or agencies;

•	Holders who hold or receive our common stock, Warrants or Pre-funded Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	U.S. Holders whose functional currency is not the United States dollar;

•

Holders holding our common stock, Warrants or Pre-funded Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

•	Holders subject to the alternative minimum tax.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, Warrants or Pre-funded Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock, Warrants or Pre-funded Warrants and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WARRANTS OR PRE-FUNDED WARRANTS ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Allocation of Purchase Price of Common Unit and Pre-funded Unit

For U.S. federal income tax purposes, the purchase price for each Common Unit and Pre-funded Unit should be allocated between the two components thereof in proportion to their relative fair market values at the time the unit is purchased by the Holder. This allocation of the purchase price for each unit will establish the Holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock, Warrant or Pre-funded Warrant, as applicable. The separation (as opposed to the disposition) of the share of common stock, Warrant or Pre-funded Warrant should not be a taxable event for U.S. federal income tax purposes. Each Holder should consult its own tax advisor regarding the allocation of the purchase price for a unit.

Characterization of the Pre-funded Warrants

Although the characterization of the Pre-funded Warrants for U.S. federal income tax purposes is not entirely clear, because the exercise price of the Pre-funded Warrants is a nominal amount, the Company expects to treat the Pre-funded Warrants as common stock of the Company for U.S. federal income tax purposes. Except where noted, the remainder of this discussion assumes that the Pre-funded Warrants will be so treated. Each Holder should consult its own tax advisor regarding the proper characterization of the Pre-funded Warrants for U.S. federal, state and local, and non-U.S. tax purposes, and the consequences to them of such treatment given their individual circumstances. Some portions of the below discussion make reference to potential consequences associated with the purchase, ownership and disposition of the Pre-funded Warrants independent of their potential characterization as common shares.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (ii) has made a valid election under applicable Treasury Regulations to continue to be treated as a U.S. person.

If you are not a U.S. Holder, this section does not apply to you. Please see the discussion under “Non-U.S. Holders” below.

Distributions on Common Stock

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. Any cash distributions we make to U.S. Holders of shares of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Sale or Other Taxable Disposition of Common Stock, Warrants or Pre-funded Warrants” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the common shares are held for more than 60 days during the 121-day period beginning 60 days before the ex- dividend date and certain other holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by us will generally be treated as income from U.S. sources. U.S. Holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Sale or Other Taxable Disposition of Common Stock, Warrants or Pre-funded Warrants

Upon a sale, exchange or other taxable disposition of common stock, Warrants or Pre-funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock, Warrant or Pre-funded Warrant, as the case may be. A U.S. Holder’s adjusted tax basis in the common stock or Warrants generally will equal the U.S. Holder’s acquisition cost of such security less, in the case of common stock (and potentially a Pre-funded Warrant) and as described further above, the amount of any prior distributions treated as a return of capital on such stock. If a U.S. Holder purchases or sells common stock, Warrants and/or Pre-funded Warrants together in a single transaction in which the purchase price for each of the common stock, Warrants and/or Pre-funded Warrants was not separately stated, the U.S. Holder generally would be required to allocate the purchase price among the subject securities so acquired or disposed of, as applicable, based on the relative fair market values of each (at the time of the acquisition or disposition, as applicable). U.S. Holders who purchase or sell common stock, Warrants and/or Pre-funded Warrants in a single transaction should consult with their tax advisors regarding such allocation.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock, Warrants or Pre-funded Warrants disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant or a Pre-funded Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a Warrant or a Pre-funded Warrant. The U.S. Holder’s aggregate tax basis in the share of our common stock received upon exercise of a Warrant or a Pre-funded Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant or the Pre-funded Warrant prior to exercise and the warrant’s exercise price. The U.S. Holder’s holding period for the common stock received upon exercise of a

Warrant will begin on the date following the date of exercise of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Pre-funded Warrant is treated as common stock, the holding Warrant or Pre-funded Warrant lapses unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the warrant, which will be long-term capital loss if the warrant was held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants or Pre-funded Warrants into our common stock. The U.S. federal income tax treatment of a cashless exercise is unclear, and the tax consequences of a cashless exercise could differ from the consequences of an exercise described above. For example, the cashless exercise could be treated as a taxable disposition of a portion of the Warrants or the common shares into which they are exercisable. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise.

Certain Adjustments to the Warrants or Pre-funded Warrants and Payments in Respect of the Warrants or Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the Warrants or Pre- funded Warrants, or an adjustment to the exercise price of the Warrants or Pre-funded Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants or Pre-funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants or Pre-funded Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the U.S. Holder of the Warrants or Pre-funded Warrants generally should not be considered to result in a constructive distribution. Such constructive distribution would be treated as a dividend, return of capital or capital gain as described under the heading “U.S. Holder—Distributions on Common Stock” above. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.

Net investment income tax

An additional 3.8% tax is imposed on the “net investment income” of non-corporate U.S. Holders, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividends paid on our common stock and certain net gain from the sale or other taxable disposition of our common stock, Warrants and Pre-funded Warrants, less certain deductions. U.S. Holders should consult their own tax advisors concerning the potential effect, if any, of this tax on holding our common stock, Warrants and Pre-funded Warrants in such U.S. Holder’s particular circumstances.

Backup withholding and information reporting

For non-corporate U.S. Holders, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions on our common stock and warrants made to the non-corporate U.S. Holder within the United States or by a United States payor; and

•

the payment of proceeds to the non-corporate U.S. Holder from the sale of a share of common stock, Warrants or Pre-funded Warrants effected at a United States office of a broker or through certain U.S.-related financial intermediaries.

Additionally, backup withholding may apply to such payments if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-corporate U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is timely furnished to the IRS. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our common stock, Warrants or Pre-funded Warrants that, for U.S. federal income tax purposes, is neither a U.S. Holder (as defined above) nor a partnership or other pass-through entity. If you are not a Non-U.S. Holder, this section does not apply to you.

Distributions on Common Stock

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to Holders of our common stock in the foreseeable future. Any distributions we make on our common stock in cash will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock (including constructive distributions treated as a dividend) that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty).

Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Non-U.S. Holders—Sale or Other Taxable Disposition of Common Stock or Warrants.”

Non-U.S. Holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (i) qualifying for the benefits of an applicable income tax treaty or (ii) the Non-U.S. Holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or applicable successor form) claiming an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty, (ii) IRS Form W-8ECI (or applicable successor form) stating that the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or (iii) a suitable substitute form, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, the Non-U.S.

Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although generally exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is or is treated as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock, Warrants or Pre-funded Warrants

Subject to the discussion below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of a share of our common stock, Warrants or Pre-funded Warrants unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the common stock, Warrants or Pre-funded Warrants.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we are not, and do not anticipate that we will become, a USRPHC.

The method of determining the amount of gain by a Non-U.S. Holder on disposition of the common stock, Warrants or Pre-funded Warrants generally will correspond to the method of determining the amount of gain (or loss) by a U.S. Holder on disposition of the common stock or Warrants, as described under “U.S. Holders—Sale or Other Taxable Disposition of Common Stock, Warrants or Pre-funded Warrants” above. Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules, and the potential application of other exceptions to these taxes.

Exercise or Lapse of a Warrant or a Pre-funded Warrant

For certain Non-U.S. Holders engaged in the conduct of a trade or business in the United States, the U.S. federal income tax treatment of the exercise of a Warrant or Pre-funded Warrant, or the lapse of a Warrant or Pre-funded Warrant, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant or a Pre-funded Warrant” above. For all other Non-U.S. holders, the exercise or lapse of a Warrant generally will not be a U.S. taxable event.

Certain Adjustments to the Warrants or Pre-funded Warrants and Payments in Respect of the Warrants or Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the Warrants or Pre- funded Warrants, or an adjustment to the exercise price of the Warrants or Pre-funded Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants or Pre-funded Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of Warrants or Pre-funded Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the Non-U.S. Holder of the Warrants or Pre-funded Warrants generally should not be considered to result in a constructive distribution. Such constructive distribution would be treated as a dividend, return of capital or capital gain as described under the heading “Non-U.S. Holders—Distributions on Common Stock” above. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-funded Warrants. Under those regulations, an implicit or explicit payment under the Pre-funded Warrants that references a dividend distribution on our common stock (including an adjustment to the amount due on the Pre-funded Warrant to take into account a dividend distribution on our common stock) would be taxable to a Non-U.S. Holder as described under the heading “Non-U.S. Holders—Distributions on Common Stock” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-funded Warrants by withholding from other amounts due to the Holder. Non-U.S. holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-funded Warrants.

Information Reporting and Backup Withholding

Subject to the discussion below regarding payments made to certain foreign accounts, a Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know such Holder is a U.S. person and the Holder certifies its non-U.S. status by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification (or applicable successor form), or otherwise establishes an exception. However, information returns will be filed with the IRS in connection with any dividends or other distributions on our common stock paid to the Non-U.S. Holder (including constructive distributions), regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of a share of our common stock, Warrants or Pre-funded Warrants within the United States, and information reporting may (although backup withholding will generally not) apply to the proceeds of the sale of a share of our common stock, Warrants or Pre-funded Warrants outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. person on IRS Form W-8BEN or other applicable form or successor form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability (if any), provided the required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the law generally known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends or, on or after January 1, 2019, gross proceeds from the sale or other disposition of our common stock, Warrants and Pre-funded Warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “U.S.-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements.

Under the applicable Treasury Regulations and recent guidance from the IRS, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of our common stock, Warrants and Pre- funded Warrants on or after January 1, 2019, and to certain “pass-thru” payments made on or after the later of January 1, 2019 and the date final Treasury Regulations are issued defining such pass-thru payments. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to Holders of our common stock, Warrants or Pre-funded Warrants in respect of any amounts withheld.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock, Warrants and Pre-funded Warrants.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement. The placement agent may engage selected dealers to assist in the placement of the units. The placement agent is not purchasing or selling any units offered by this prospectus supplement and the accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the units, but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the units offered hereby. We will enter into Purchase Agreements directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus supplement and the accompanying prospectus. The public offering price of the common units and the public offering price of the pre-funded units have been determined based upon arm’s-length negotiations between the purchasers and us.

The placement agent proposes to arrange for the sale to one or more purchasers of the units offered pursuant to this prospectus supplement and the accompanying prospectus through direct Purchase Agreements between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to seven percent of the gross proceeds in this offering.

The following table shows provides information regarding the amount of the placement agent fees to be paid to the placement agent by us, before expenses assuming the purchase of all of the units offered hereby:

	Per Common Unit	Per Pre-funded Unit	Total
Public offering price	$5.40	$5.39	$24,981,379
Placement agent fees	$0.3780	$0.3773	$1,748,697

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We have also agreed to reimburse the placement agent for its out-of-pocket expenses in an aggregate amount not to exceed $80,000.

Our obligation to issue and sell units to the purchasers is subject to the conditions set forth in the Purchase Agreements, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in his, her or its Purchase Agreement as well, which may also be waived.

We currently anticipate that the sale of the units will be completed on or about October 10, 2018. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $400,000, which includes legal and printing costs, various other fees and reimbursement of the placements agent’s expenses. At the closing, The Depository Trust Company will credit the shares of common stock to the respective accounts of the investors and we will deliver Pre-Funded Warrants and Warrants directly to the purchasers.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We and our officers and directors have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any common shares or any securities convertible into or exchangeable for our common shares either owned as of the date hereof or thereafter acquired without the prior written consent of the placement agent. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

We are subject to lock-up agreements pursuant to the Placement Agency Agreement and Underwriting Agreement we entered into with Roth Capital Partners, LLC in connection with the Registered Direct Offering and the Unit Offering. Roth Capital Partners, LLC has agreed to waive such lock-up agreements in order to permit the offering and sale of the Common Units and the Pre-funded Units offered hereby. Except for such waiver, the lock-up agreements under the Placement Agency Agreement and Underwriting Agreement remain in full force and effect.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by an affiliate. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and Purchase Agreements. A copy of the placement agent agreement and the form of Purchase Agreement with the investors are included as exhibits to our current report on Form 8-K that will be filed with the SEC and incorporated by reference into the Registration Statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page S-22.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•

must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent and any selling group members may engage in passive market making transactions in our common stock on The Nasdaq Stock Market in accordance with Rule 103 of

Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Other

From time to time, the placement agent and its affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the placement agent and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering and except as described below, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement. The placement agent acted as our exclusive placement agent in connection with the Registered Direct Offering and received placement agent fees of $341,495 and reimbursement of out-of-pocket expenses of $85,000. The placement agent also acted as the sole underwriter in connection with the Unit Offering and received an underwriting discount of $838,863, warrants to purchase an aggregate of 196,650 shares of our common stock at an exercise price of $6.25 and reimbursement of out-of-pocket expenses of $125,000. In connection with the Unit Offering, we also granted to the placement agent a six-month right of first refusal with respect to the first subsequent offering conducted by us.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)    in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

(a)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)    it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units offered hereby are “securities.”

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Proskauer Rose LLP. The placement agent is being represented by Lowenstein Sandler LLP.

EXPERTS

The consolidated financial statements of Altimmune, Inc. (the Company), appearing in its Annual Report (Form 10-K) for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt regarding the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Company as of December 31, 2016 and for the year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s Internet site. We maintain a website at http://www.altimmune.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or part of the accompanying prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus supplement is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement but prior to the termination of the offering of the securities covered hereby (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on April 2, 2018, as amended by Form 10-K/A filed on April 30, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 15, 2018, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 14, 2018;

•

Current Report on Form 8-K filed on May 10, 2018, May 18, 2018, June 22, 2018, June 25, 2018, July 16, 2018, August 31, 2018, September 4, 2018, September 12, 2018, September 13, 2018, September 24, 2018, September 25, 2018, October 1, 2018 and October 9, 2018;

•	Definitive proxy statement filed on Schedule 14A filed on July 26, 2018; and

•

The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on May 4, 2017, including any amendments or reports filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents that are incorporated by reference in this prospectus supplement but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents at no cost, by writing or telephoning us at the following address or telephone number:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland

Attention: Chief Financial Officer

(240) 654-1450

PROSPECTUS

$100,000,000

PharmAthene, Inc.

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell common stock, preferred stock or warrants or any combination of those securities, either individually or in units, in one or more offerings. The aggregate public offering price of the securities offered by us pursuant to this prospectus will not exceed $100,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering, including the prices at which those securities will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

The securities offered by us pursuant to this prospectus may be sold directly to investors, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or in any other manner as described under the heading “Plan of Distribution” and in the corresponding section in the applicable prospectus supplement. Each time we offer securities, the relevant prospectus supplement will provide the specific terms of the plan of distribution for such offering and the net proceeds that we expect to receive from such offering.

Our common stock is listed on the NYSE MKT under the trading symbol “PIP.” Each prospectus supplement will indicate if the securities offered pursuant to that supplement will be listed on any securities exchange.

This prospectus may not be used to sell any of our securities unless accompanied by a prospectus supplement.

Investing in our securities involves certain risks. You should carefully read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision. See “Risk Factors” beginning on page 4 of this prospectus and contained in other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2017.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only and that information contained in any prospectus supplement or document incorporated by reference in this prospectus is only accurate as of the date of such prospectus supplement or document. Our business, financial condition, results of operations and prospects may have subsequently changed.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, to register an indeterminate number of shares of common stock, preferred stock and warrants as may from time to time be offered for sale, either individually or in units, at indeterminate prices (up to an aggregate maximum offering price for all such securities of $100,000,000), using a “shelf” registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the securities described in this prospectus.

This prospectus provides you with some of the general terms that may apply to an offering of our securities. Each time we sell securities under this shelf registration we will provide a prospectus supplement that will contain specific information about the terms of that specific offering, including the number and price (or exercise price) of the securities to be offered and sold in that offering and the specific manner in which such securities may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in the applicable prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should carefully read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus (as described under the heading “Incorporation by Reference”) and/or the applicable prospectus supplement, before you make your investment decision. The information incorporated by reference includes important business and financial information about us that is not included nor delivered with this document. This information is available without charge on the SEC’s website at www.sec.gov or upon written or oral request to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, MD 21401, (410) 269-2600. If any statement in this prospectus, the applicable prospectus supplement or any document incorporated by reference into one of these documents is inconsistent with a statement in another of those document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise mentioned or unless the context requires otherwise, all references to “PharmAthene,” “the Company,” “we,” “us,” “our,” and similar terms refer to PharmAthene, Inc. and its subsidiaries on a consolidated basis. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. Whenever we refer to “you” or “yours”, we mean the persons to whom offers are made under this prospectus.

SUMMARY

We are a biodefense company engaged in developing next generation anthrax vaccine. These next generation vaccines are intended to have more rapid time to protection, fewer doses for protection and less stringent requirements for temperature controlled storage and handling than the currently used vaccine.

On September 9, 2014, we signed a contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”) for the development of a next generation lyophilized anthrax vaccine (“SparVax-L”) based on the Company’s proprietary technology platform which contributes the recombinant protective antigen (“rPA”) bulk drug substance that is used in the liquid SparVax® formulation. The contract is incrementally funded. Over the base period of the contract, we were awarded initial funding of approximately $5.2 million, which includes a cost reimbursement component and a fixed fee component payable upon achievement of certain milestones. NIAID has exercised four options under this agreement to provide additional funding of approximately $8.8 million and an extension of the period of performance through December 31, 2017. The contract has a total value of up to approximately $28.1 million, if all technical milestones are met and all eight contract options are exercised by NIAID. If NIAID exercises all options, the contract would last approximately five years. If NIAID does not exercise any additional options, the contract would expire by its terms on December 31, 2017.

From 2006 through 2016, we were engaged in legal proceedings with SIGA Technologies, Inc. (“SIGA”). On December 23, 2015, the Delaware Supreme Court affirmed the Delaware Court of Chancery’s judgment against SIGA. On November 16, 2016, the Company received a final payment from SIGA which fully satisfied the judgment owed to PharmAthene. In total, the Company received payment of approximately $217.1 million (including interest) from SIGA.

On November 17, 2016, PharmAthene declared a special one-time cash dividend of $2.91 per share of common stock. PharmAthene funded the one-time special dividend with approximately 98% of the after tax net cash proceeds that PharmAthene received from SIGA in satisfaction of the judgment owed to PharmAthene. On February 3, 2017, PharmAthene paid the one-time dividend in an aggregate amount of $200.3 million.

The receipt of the award from SIGA generated substantial taxable income to the Company, a portion of which was offset by the Company’s tax net operating loss carryforwards (“NOLs”). At December 31, 2016, we had available $176.1 million in accumulated domestic losses available to offset income, subject to limitations imposed by the Internal Revenue Code of 1986 (the “Code”) and a 382 limitation of approximately $1 million, of which approximately $175 million was utilized to offset current year income. On November 25, 2015, the Company had adopted a Shareholders Rights Plan to help ensure that the NOLs remained available to help maximize the value for our shareholders of any amount received from the SIGA litigation.

On January 18, 2017, PharmAthene entered into an Agreement and Plan of Merger and Reorganization (as amended from time to time, the “Merger Agreement”), pursuant to which Altimmune, Inc. (“Altimmune”) will merge into Mustang Merger Sub Corp I Inc., a Delaware corporation and a direct wholly owned subsidiary of PharmAthene (“Merger Sub Corp”), with Altimmune as the surviving entity in such merger (“Merger 1”), and immediately thereafter, Altimmune will be merged with and into Mustang Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PharmAthene (“Merger Sub LLC”), with Merger Sub LLC as the surviving entity in such merger (“Merger 2”, and together with Merger 1, the “Mergers”). Upon consummation of the Mergers, Merger Sub Corp and Altimmune will cease to exist, and Merger Sub LLC will continue as a direct wholly owned subsidiary of PharmAthene. Upon completion of the Mergers, former PharmAthene security holders will own approximately 41.8% of the outstanding equity of the combined company, and former Altimmune security holders will own approximately 58.2% of the outstanding equity of the combined company, in each case, on an as converted and fully diluted basis. Following the anticipated consummation of the Mergers, PharmAthene will change its name to “Altimmune, Inc.”.

On March 29, 2017, PharmAthene and Altimmune entered into amendment no. 1 to the Merger Agreement, pursuant to which PharmAthene and Altimmune agreed that: (i) the certificate of incorporation of PharmAthene after the effective time of the mergers will be the certificate of incorporation of PharmAthene immediately prior to the effective time of the mergers and that, at that time PharmAthene, will file an amendment to its certificate of incorporation to change its name to “Altimmune, Inc.” and (ii) PharmAthene’s bylaws will be amended and restated immediately after the effective time of the mergers, as agreed therein (which amended and restated Exhibit C to the Merger Agreement).

Altimmune is a privately-held clinical stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. Altimmune has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown, in preclinical studies and early clinical trials, to activate the immune system in distinctly different ways than traditional vaccine methods. Using these technologies, Altimmune has generated clinical product candidates which potentially represent an entirely new approach to harnessing the immune system. Altimmune’s most advance product candidate, NasoVAX, an intranasally administered recombinant influenza vaccine, uses an adenovector to achieve expression of the influenza antigen in the target cell, thereby potentially stimulating a broader and more rapid immune response than traditional influenza vaccines. Altimmune’s planned Phase 2 program for NasoVAX is expected to start in third quarter of 2017, with initial data anticipated approximately six months following the start of enrollment. Altimmune’s second most advanced product candidate, HepTcell, is being tested as an immunotherapy for patients chronically infected with the hepatitis B virus (‘‘HBV’’), and has the potential to provide a functional cure, something that is not achievable with current treatments. HepTcell is currently in a Phase 1 trial in the United Kingdom in patients with chronic HBV. Initial results from this trial are expected by the end of 2017. With the support of the U.S. Biomedical Advanced Research and Development Authority (‘‘BARDA’’), Altimmune is developing a third product candidate, NasoShield, an anthrax vaccine designed to provide rapid, stable protection after one intranasal administration. Subject to continued financial and other support from BARDA, Altimmune anticipates launching a Phase 1 trial for NasoShield in the first quarter of 2018. The combined company will be a fully-integrated and diversified immunotherapeutics company with one preclinical stage and four clinical stage programs.

Our executive offices are located at One Park Place, Suite 450, Annapolis, Maryland 21401 and our telephone number is (410) 269-2600. After the consummation of the Mergers, our executive offices will be located at 19 Firstfield Road, Suite 200, Gaithersburg, Maryland 20878.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K and any risk factors disclosed under the heading “Risk Factors” in Part II, Item 1A in any Quarterly Report on Form 10-Q or in any Current Report on Form 8-K that we file after our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and any related prospectus supplement and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, risk associated with the following:

•	the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of our product candidates,

•

funding delays, reductions in or elimination of U.S. Government funding and/or non-renewal of expiring funding under our September 2014 contract with the National Institutes of Allergy and Infectious Diseases, or NIAID,

•	our ability to satisfy certain technical milestones under our September 2014 contract with NIAID that would entitle us to receive additional funding over the period of the agreement,

•	the preservation of our net operating loss carryforwards, or NOLs,

•	delays caused by third parties challenging government contracts awarded to us,

•	unforeseen safety and efficacy issues,

•	completing the Mergers or accomplishing any future strategic partnerships or business combinations,

•	our ability to continue to satisfy the listing requirements of the NYSE MKT,

as well as risks detailed under the caption “Risk Factors” in this prospectus and any related prospectus supplement and in our other reports filed with the U.S. Securities and Exchange Commission, or the SEC, from time to time hereafter.

Forward-looking statements describe management’s current expectations regarding our future plans, strategies and objectives and are generally identifiable by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “potential” or “plan” or the negative of these words or other variations on these words or comparable terminology. Such statements include, but are not limited to, statements relating to:

•	potential payments under government contracts or grants,

•	potential future government contracts or grant awards,

•	potential regulatory approvals,

•	potential consummation of the Mergers or other future strategic partnerships or business combinations,

•	future product advancements, and

•	anticipated financial or operational results.

Forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in the forward-looking statements will come to pass.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to above.

USE OF PROCEEDS

We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes, which may include working capital, research and development expenses, general and administrative expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no present commitments or agreements for any such transactions. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, the status of our research and product development efforts, regulatory approvals, competition and economic or other conditions.

Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DESCRIPTION OF COMMON STOCK

Under our Amended and Restated Certificate of Incorporation, as amended, to which we refer as our “charter,” we are currently authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. As of March 22, 2017, we had 68,815,195 shares of common stock outstanding.

Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders, except as otherwise provided by law or in any preferred stock designation. Our bylaws specify that, except as otherwise required by law or our charter, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of stockholders will be necessary, and will constitute a quorum, for the transaction of business at such meeting. Our bylaws furthermore specify that all elections of directors will be determined by a plurality of the votes and that, except as otherwise provided by law or in the charter or bylaws, any other matter will be determined by the vote of a majority of the shares which are voted with regard to it. Holders of our common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Transfer Agent

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF PREFERRED STOCK

Under our charter, we are currently authorized to issue 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we had no shares of preferred stock outstanding.

Under our charter, our board of directors is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as it may determine in the resolution or resolutions providing for the issue of such series (to which we also refer as a “preferred stock designation”) and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series of preferred stock, unless a vote of any such holders is required pursuant to any preferred stock designation.

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail, and may provide information that is different from the information described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from the information in this prospectus, you should rely on the information in the prospectus supplement. A copy of our charter has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus is a part. A certificate of designations will specify the terms of the preferred stock being offered, and will be filed as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference from a report that we file with the SEC.

The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The following description of our preferred stock, together with any description of our preferred stock in a related prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may sell under this prospectus. We urge you to read the applicable prospectus supplement(s) related to the particular series of preferred stock that we sell under this prospectus and to the actual terms and provisions contained in our charter (certificate of designations) and bylaws, each as amended from time to time.

Terms

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part or incorporate by reference the form of any certificate of designations that describes the terms of the series of preferred stock we are offering in connection with the issuance of the related series of preferred stock. This description of the preferred stock in the certificate of designations and any applicable prospectus supplement may include:

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative, and if cumulative the date from which distributions on the preferred stock shall accumulate;

•	right to convert the preferred stock into a different type of security;

•	voting rights, if any, attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	preemption rights, if any;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock, if material;

•	the relative ranking and preferences of the preferred stock as to dividend or other distribution rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

As set forth in the applicable supplement to this prospectus, shares of our preferred stock may rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	equally with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity, or equally, with the preferred stock; or

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, holders of our preferred stock may be entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of shares of preferred stock, common stock and other equity securities outstanding.

Voting Rights

As indicated in the applicable supplement to this prospectus, and as otherwise required under Delaware law, holders of our preferred stock may or may not have voting rights.

Liquidation Preference

As indicated in the applicable supplement to this prospectus, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock may be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they may be entitled, the holders of preferred stock may have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity securities may share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets may be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into, such as common stock, debt securities, warrants or units consisting of one or more of such securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events, if any, requiring an adjustment of the conversion price and provisions, if any, affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the particular series of warrants we are offering. The following summary of material provisions of the warrants and the warrant agreements are subject to all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and/or warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to warrants being offered, which may include:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant, the price at which these shares may be purchased upon such exercise and whether such exercise may be on a cashless basis;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants, if material;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will likely not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up of our affairs or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We intend to set forth in any warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and any warrant certificate or other form required for exercise properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant or warrant certificate are exercised, then we will issue a new warrant or warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

PLAN OF DISTRIBUTION

These securities may be offered and sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be offered and sold directly by us through a specific bidding or auction process, a rights offering or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts and other items constituting underwriters’ compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. These securities may also be offered by us to our shareholders in lieu of dividends.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the NYSE MKT or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise);

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If underwriters are used in an offering, we may execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a forts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate value of all compensation to be received by participating FINRA members in any offering will not exceed 8% of the offering proceeds.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange; however, we anticipate that any common shares sold pursuant to a prospectus supplement will be eligible for trading on the NYSE MKT, subject to official notice of issuance. Any underwriters to whom securities are sold by us for Public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities hereby will be passed upon by Dentons US LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of PharmAthene Inc. appearing in PharmAthene Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of PharmAthene Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernest & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC -0330 for further information on the Public Reference Room. You may also access filed documents at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

We are incorporating by reference important business and financial information about us that we file with the SEC. Any information that we incorporate by reference is considered part of this prospectus. Information that we file with the SEC after the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such information and automatically adds to, updates or supersedes the information listed below.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 001-32587);

•

Our Current Reports on Form 8-K filed with the SEC on January 19, 2017, February 1, 2017, March 14, 2017, and March 29, 2017 (excluding the information contained in Item 2.02 and any information pertaining to such item in Exhibit 99.1 therein, which are not incorporated by reference herein); and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 27, 2005, including any amendments or reports filed for the purpose of updating such description, including the description of the Company’s securities set forth in the Definitive Proxy Statement filed with the SEC on July 16, 2007, on page 159 under the caption “Description of Securities.”

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We make available free of charge through our website at www.pharmathene.com our press releases and all of the documents that we are required to file electronically with the SEC, including all amendments thereto, as soon as reasonably practical after they are electronically filed with, or furnished to, the SEC. Our website also contains our Code of Ethics. The information on our website is not part of nor incorporated by reference into this prospectus.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC -0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like PharmAthene, that file electronically with the SEC at http://www.sec.gov.

In addition, we will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus. Requests for such documents should be addressed in writing or by telephone to: PharmAthene, Inc., One Park Place, Suite 450, Annapolis, MD 21401, (410) 269-2600.

PROSPECTUS SUPPLEMENT

2,767,356 Common Units, Each Consisting of One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

1,862,274 Pre-funded Units, Each Consisting of a Pre-funded Warrant to Purchase One Share of Common Stock and a Warrant to Purchase One Share of Common Stock

Placement Agent

Roth Capital Partners

October 8, 2018